Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement Nos. 333-167108 and 333-175047 on Form S-3 of our report dated February 29, 2012 (June 14, 2012 as to Notes 1, 4 and 23) relating to the consolidated financial statements of DCP Midstream Partners, LP and subsidiaries (which report expresses an unqualified opinion including explanatory paragraphs referring to (a) the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to Discovery Producer Services, LLC, (b) the retrospective adjustment for the 100% ownership in DCP Southeast Texas Holdings, GP, of which 33.33% was acquired on January 1, 2011 and 66.67% was acquired on March 30, 2012, respectively, from DCP Midstream, LLC, which was accounted for in a manner similar to a pooling of interests, and (c) the preparation of the portion of the consolidated financial statements attributable to DCP Southeast Texas Holdings, GP from the separate records maintained by DCP Midstream, LLC, and (d) the retrospective adjustment for changes to the preliminary purchase price allocation for Marysville Hydrocarbon Holdings, Inc.) appearing in this Current Report on Form 8-K of DCP Midstream Partners, LP dated June 14, 2012.

/S/ Deloitte & Touche LLP

Denver, Colorado

June 14, 2012